Exhibit 99

Accenture Nominates Dr. Martin Brudermüller, Chief Executive Officer and Chairman of the Board of Executive Directors of BASF SE, to Join its Board of Directors

NEW YORK; Dec. 6, 2023 – Accenture (NYSE: ACN) announced that its Board of Directors has nominated Dr. Martin Brudermüller for election to the Board at Accenture’s annual general meeting of shareholders on January 31, 2024. Dr. Brudermüller, 62, is Chief Executive Officer and Chairman of the Board of Executive Directors of BASF SE (ETR: BAS). He will be listed as a director nominee in Accenture’s 2023 proxy statement, which is scheduled to be filed with the Securities and Exchange Commission next week.

“Martin is a dynamic global business leader who will bring to our board his deep expertise in chemicals, finance, capital markets and sustainability, along with his significant experience in transformation,” said Julie Sweet, chair and CEO, Accenture. “His wide-ranging perspective will be enormously valuable as we help companies embrace a strategy of total enterprise reinvention and create 360° value for all our stakeholders.”

If elected by shareholders at the annual general meeting, Dr. Brudermüller will join Accenture’s Board of Directors immediately afterward and will serve on the Audit Committee. Together with our other nominees, the Board would comprise 11 directors, 10 of whom will be external and independent. Ms. Sweet is the Board’s only internal director.

Dr. Brudermüller has been Chief Executive Officer and Chairman of the Board of Executive Directors of BASF SE since 2018. He joined BASF in 1988, and during his career has held a variety of leadership roles, including Vice Chairman of the Board of Executive Directors and Chief Technology Officer, as well as a Member of the Board of Executive Directors for ten years for the Asia Pacific region, located in Hong Kong. Dr. Brudermüller is a member of the supervisory board of Mercedes-Benz Group AG.

Dr. Brudermüller holds a master’s degree in chemistry from the University of Karlsruhe, Germany. After earning a doctorate there in 1987, he completed a post-doctorate at the University of California, Berkeley.

About Accenture
Accenture is a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale. We are a talent and innovation led company with 733,000 people serving clients in more than 120 countries. Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships. We combine our strength in technology with unmatched industry experience, functional expertise and global delivery capability. We are uniquely able to deliver tangible outcomes because of our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Accenture Song. These capabilities, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients succeed and build trusted, lasting relationships. We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities. Visit us at www.accenture.com.
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Contact:
Rachel Frey
Accenture
+1 917 452 4421
rachel.frey@accenture.com